PROXY STATEMENT


        SOLICITATION, VOTING AND REVOCABILITY OF PROXY

  General

  The enclosed Proxy is solicited on behalf of the Board of Directors of Timberline Bancshares, Inc. ("Bancshares") for use at the 1998 Annual Meeting of Shareholders ("Annual Meeting") to be held on May 14, 1998. Only shareholders of record on March 23, 1998 will be entitled to vote at the meeting. There were 1,006,726 shares of Bancshares Common Stock ("Common Stock") issued and outstanding on that date.

  The principal executive offices of Timberline Bancshares, Inc. and its subsidiary, Timberline Community Bank (collectively, the "Company") are located at 123 N. Main Street, Yreka, California 96097. The approximate date on which this Proxy Statement and the accompanying Proxy are being sent to shareholders is April 10, 1998.

  Voting

  The presence, in person and by proxy, of a majority in number of the outstanding shares of Common Stock entitled to vote at this Annual Meeting shall constitute a quorum for the transaction of business.

  The approval of Proposal 1 (the election of Directors) normally requires the affirmative vote of a majority of shares of Common Stock present and voting, with each shareholder entitled to one vote per share of Common Stock owned. However, in certain circumstances, the election of directors may be subject to cumulative voting. Cumulative voting entitles each shareholder to as many votes as is equal to the number of directors to be elected, multiplied by the number of shares owned by such shareholder. Under cumulative voting, each shareholder may distribute his or her votes between one or more nominees as he or she sees fit. Shares of common stock owned by each shareholder are entitled to be voted cumulatively if any shareholder present at the Annual Meeting has given notice at the Annual Meeting prior to the voting of his or her shares, of his or her intention to vote his or her shares cumulatively. If any shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. In the election of directors, the seven (7) candidates receiving the highest number of votes will be elected. Discretionary authority to cumulate votes is hereby solicited by the Board of Directors.

  The approval of Proposal 2 (adoption of the Timberline Bancshares, Inc. 1998 Stock Option Plan (the Plan). Adoption of the Plan requires the affirmative vote of a majority of the outstanding shares of Common Stock represented and voting. Each shareholder is entitled to one vote for each share of Common Stock held by him or her when voting on Proposal 2. There is no cumulative voting permitted with respect to Proposal 2.

  The approval of Proposal 3 (the ratification of appointment of accountants) require the affirmative vote of a majority of shares of Common Stock present and voting. Each shareholder is entitled to one vote for each share of Common Stock held by him or her when voting on Proposal 3. There is no cumulative voting permitted with respect to Proposal 3.

  Revocability of Proxies

  Shareholders who give a proxy may revoke it at any time prior to exercise by filing a written request with Bancshares' Secretary, by voting in person, or by presenting a duly executed proxy bearing a later date.

  Solicitation

  Solicitation of proxies will be by mail and the entire cost of preparing, assembling, printing and mailing this Proxy Statement, the accompanying Proxy and all other items pertaining thereto will be borne by the Company.

  INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

  The Boards of Timberline Bancshares, Inc. and its sole subsidiary, Timberline Community Bank ("Bank") are comprised of the same persons.

  During 1997, the Bank's Board of Directors held 11 regular meetings.
  All Bank directors attended at least 75% of the regular meetings of the Bank's Board of Directors and Board committee meetings. The Bancshares Board of Directors held three meetings. All directors attended at least 75% of the meetings.

  During 1997, Bank Directors (other than the Secretary of the Bank) who were not otherwise employed by the Bank received a monthly payment of $400.00. The Secretary of the Bank received a payment of $600.00 per month. The aggregate amount of Directors' fees paid in 1997 by the Bank was $36,000. It is anticipated that the compensation for non-employee Directors will remain the same during 1998.

  During 1997, Bancshares and the Bank's Boards of Directors had several standing committees, including an Audit Committee and a Personnel Committee. There was no standing nominating committee; however, the procedures for nominating directors, other than nomination by the Board of Directors itself, are set forth in the Bylaws and in this Proxy Statement (see Section of "Proposals of Shareholders").

  The functions, composition and frequency of meetings for the Audit and Personnel Committees in 1997 were as follows:

  Audit Committee - The Audit Committee was composed of Richard S. Day, Chairman; Don L. Hilton, and Elmo Smith. The Committee provides general oversight of the internal audit function, reviews the findings of external audits and examinations, evaluates the adequacy of insurance coverages, and reviews the activities of the compliance committee. During 1997 two (2) meetings were held.

  Personnel Committee - The Personnel Committee was composed of Don L.
  Hilton,    Chairman;  Robert E Banning, Vice-Chairman; and the full
  complement of the Board.   The Personnel committee conducts an annual
  review of various compensation issues, including salary budgets, compensation plans and personnel policy. During 1997 two (2) meetings were held.


                    ELECTION OF DIRECTORS
                         (PROPOSAL 1)


  At the 1998 Annual Meeting of Shareholders, seven (7) directors are being considered for election, each to hold office for a one year term and thereafter until his or her successor has been elected and qualified. The Board's nominees are shown below along with biographical summaries and beneficial ownership of Bancshares' Common Stock. The information is presented as of March 1, 1998.

  All director nominees have previously been elected by Company shareholders. No director nominee listed below holds any other directorships in a company with a class of securities registered pursuant to Section 12 of the Exchange Act.

  In the event a nominee declines or is unable to serve as a director, which is not anticipated, the shares represented by proxy will be voted for the Board's substitute nominee.

  Bancshares' Board of Directors knows of no person who beneficially owns more than 5% of the outstanding Common Stock of Bancshares as of March 1, 1998, with the exception of director nominees Gareld J. Collins, Norman E. Fiock, Don L. Hilton and Robert J. Youngs, and Director Emeritus, Charles J. Cooley. Charles J. Cooley, Director Emeritus, owns beneficially 63,244 or 6.28%.

  The beneficial ownership of Bancshares Common Stock by such individuals is shown in the chart listing director nominees, as found on the following page.

  Unless otherwise indicated, each director has sole investment and voting power (or shares such power with his or her spouse) with regard to the shares set forth in the following table. The source of the information provided in the table is Bancshares' records.


  THE BOARD OF DIRECTORS RECOMMENDS THAT THE DIRECTOR NOMINEES
  SHOWN IN THE FOLLOWING TABLE BE ELECTED AS DIRECTORS OF
  TIMBERLINE BANCSHARES, INC.

  NOMINEE, AGE AND YEAR       PRINCIPAL OCCUPATION        SHARES OF COMMON STOCK
  FIRST BECAME DIRECTOR       DURING PAST FIVE YEARS      BENEFICIALLY OWNED ON

                                                             March 1, 1998


  ROBERT E. BANNING          Retired Agri - Businessman     7,335 direct   .73%
  Age 83
  Elected (Bank) 1981
  Elected (Bancshares) 1991

  GARELD J. COLLINS          General Partner, Enterprises                 6.19%
  Age 84                     Investments                   62,366 indirect(1)
  Elected (Bank) 1979
  Elected (Bancshares) 1991

  RICHARD S. DAY (4)         Secretary, Timberline         13,800 direct  1.37%
  Age 80                     Bancshares, Inc.
  Elected (Bank) 1979        Timberline Community Bank
  Elected (Bancshares) 1991  Retired Business Executive

  NORMAN E. FIOCK            Chairman of the Board,                      8.27%
  Age 73                     Timberline Bancshares, Inc.   83,316 indirect (2)
  Elected (Bank) 1979        and Timberline Community Bank
  Elected (Bancshares) 1991  Retired cattle rancher and farmer

  DON L. HILTON              President, Don Hilton Ent.    72,646 direct  7.37%
  Age 61                     and Shasta Holiday, Inc.,      1,500 indirect (3)
  Elected (Bank) 1981        Mt. Shasta, Ca
  Elected (Bancshares) 1991

  ELMO M. SMITH (5)          Retired banker                14,988 direct  1.49%
  Age 78
  Elected (Bank) 1979
  Elected (Bancshares) 1991

  ROBERT J. YOUNGS           President and C.E.O.          71,364 direct  7.09%
  Age 63                     Timberline Bancshares, Inc.
  Elected (Bank) 1983        and Timberline Community Bank
  Elected (Bancshares) 1991




  9 DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (6)       339,961 direct 33.77%*
                                                                and indirect




  *    percentage includes both direct and indirect beneficial ownership.

  (1) Includes 62,366 shares held by the Gareld J. and V. June Collins Trust, of which Mr. Collins is trustee.

  (2) Includes 76,014 shares held by the Norman E. and Mayme E. Fiock Trust, of which Mr. Fiock is trustee, and 7,102 shares held by Mr. Fiock's wife.

  (3) Includes 1,500 shares held by Don Hilton in trust for Mr. Hilton's two grandchildren.

  (4) Mr. Day assumed the position of Bank Secretary on June 8, 1988, and Bancshares Secretary on May 9, 1991.

  (5) Mr. Smith was a founding Director of Timberline Community Bank and retired in January, 1981. He was reappointed to the Board of Directors of the Bank in October, 1982.

  (6) Includes the 7 directors and Executive Officer listed in the chart along with two other Executive Officers.



     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THESE
                           NOMINEES


  COMPENSATION OF EXECUTIVE OFFICERS

  The following table summarizes the remuneration earned in 1997 by each Executive Officer of Bancshares and the Bank whose total remuneration exceeded $60,000, and by all Executive Officers of Bancshares and the Bank as a group.

                    CASH AND CASH EQUIVALENT FORMS OF REMUNERATION

                                      SALARIES, FEES  SECURITIES OR PROPERTY  AGGREGATE OF
NAME OF INDIVIDUAL                    DIRECTORS FEES  INSURANCE, BENEFITS     CONTINGENT
OR NUMBER OF         CAPACITIES IN    COMMISSIONS     OR REIMBURSEMENTS,      FORMS OF
PERSONS IN GROUP     WHICH SERVED     AND BONUSES     PERSONAL BENEFITS       REMUNERATION

Robert J Youngs      President &      $ 159,000       (1)                     $0
                     Chief Executive
                     of Bank &
                     Bancshares

Roger B. Ebert       Senior Vice      $  75,200
                     President & Loan
                     Administrator,
                     Bank

Helen L. Gaulden     Senior Vice      $  61,400
                     President,
                     Cashier &
                     Treasurer of
                     Bank & Bancshares

Executive Officers   Officers         $ 295,600
as a group

NOTES: (1) the Bank has paid and plans to continue to pay premiums on certain life insurance policy coverage for Bancshares and Bank Executive Officers in excess of that normally provided Bank employees.  It is the opinion of Bancshares' Board of
Directors that the total personal benefit paid to any Executive Officer of Bancshares or the Bank during the year was leass that $5,000.


  COMPENSATION PURSUANT TO PLANS

  The Bank initiated, in the first quarter of 1994, a Salary Continuation Plan for its three executive officers. A Salary Continuation Plan (SCP) is a non-qualified, executive benefit plan in which the bank agrees to pay the executive additional benefits in the future, usually at retirement.
  Because the SCP is a non-qualified plan, the bank can selectively reward certain key executives without regard to the non-discrimination requirements of qualified plans.

  The SCP is embodied in a written agreement between the bank and the executive(s) selected to participate in the Plan. The SCP is an unfunded plan, which means that the executive has no rights under the agreement beyond those of a general creditor of the bank, and there are no specific assets set aside by the bank in connection with the establishment of the Plan. The accounting rules concerning the Plan require that the bank accrue sufficient expenses so that the present value of the benefits to be paid to the executive at retirement is reflected as a liability on the bank's books by the time of retirement. The SCP typically provides that, if the covered executive dies prior to or during retirement, the bank will pay the benefits set forth in the agreement to the deceased executive's beneficiary or estate.

  The Plan is informally linked with a single premium universal life insurance policy, which is purchased by the bank in connection with its implementation. The executive is the insured under the policy, but the bank is the owner and the beneficiary of the policy. The executive has no claim on the insurance policy, its cash value or the proceeds thereof. The cash surrender value of the single premium insurance policy(ies) is carried on the bank's books in "other assets" consistent with generally accepted accounting principles.

  During the pre-retirement period, there are no tax consequences to the covered executive with respect to the Plan agreement and there are no tax deductions to the bank in connection with the Plan. The cash value of the insurance policy increases through interest credited by the insurance company. The increase in the insurance cash value is not taxable income. After retirement, the benefit payments to the executive are taxable income and are tax-deductible expenses to the bank as they are paid. If the executive were to die, either prior to or during retirement, the bank will receive the insurance proceeds from the policy tax free, except for possible alternative minimum taxes, and the payments made by the bank to the executive's beneficiary will be tax-deductible expenses to the bank. Since the present value of the bank's obligation to the executive has been booked as of the retirement date, the impact on the bank's income statement after retirement is minimal.

  The Plan was established as follows:
                                       ANNUAL            DURATION
                         RETIREMENT   RETIREMENT       OF RETIREMENT
  NAME                      AGE        BENEFIT            BENEFIT


  Robert J. Youngs,         65        $48,000.00         10 Years
  President & CEO

  Roger B. Ebert            65        $24,000.00         10 Years
  Sr. Vice President &
  Loan Administrator

  Helen L. Gaulden          65        $20,000.00         10 Years
  Sr. Vice President &
  Cashier

  Payment schedules will be selected by the covered employees at retirement. No amounts have been paid or distributed under the plan during the last fiscal year. Amounts in the plan have not been included in the previous cash compensation table.

  Amounts accrued pursuant to the plan for the accounts of the named individuals and group during the last fiscal year are as follows:

   Robert J. Youngs              $68,439.
   Roger B. Ebert                 61,975.
   Helen L. Gaulden                9,451.
   Total as a Group             $139,865.

  In the first quarter of 1994, the Bank initiated a 401(K) plan in which all employees can participate. The 401(K) is a qualified plan. Employees may elect to deposit up to 15% of gross wages in the plan and the Bank contributes an additional 10% of the employees' election.

   The Bank maintained an Incentive and Nonqualified Stock Option Plan
  ("Plan") which was originally adopted by the Board of Directors of the Bank on March 9, 1989, and which was duly approved by shareholders of the Bank on June 9, 1989. The Plan, by resolution of the Board of Directors on March 12, 1998 was terminated.

  As of December 31, 1997 there were no outstanding options granted under the plan. The following table provides certain information concerning options granted under the Plan to Bancshares and Bank Executive Officers and directors.

               EXECUTIVE OFFICER AND DIRECTOR STOCK OPTION INFORMATION

                                                                   ALL EXECUTIVE
                                                                   OFFICERS AND
                                                                   NON-EMPLOYEE
                    ROBERT J.  ROGER B.  HELEN L.   NON-EMPLOYEE   DIRETORS AS
                     YOUNGS     EBERT    GAULDEN     DIRECTORS     A GROUP (1)

Granted:
Jan. to Dec. 31 1997
Number of Shares       0          0         0            0              0
Average per share
exercise price       $NA        $NA       $NA          $NA            $NA

Exercised:
Jan. to Dec. 31 1997
Net Value realized
in shares (market
value less any      44,700        0         0          4,614        49,314
exercise price)   $523,212      $NA       $NA        $53,638      $575,495
(2)

Options outstanding
at Dec. 31, 1997
Number of Shares      0           0         0            0              0
Average per share
exercise price      $NA         $NA       $NA          $NA            $NA
Potential
(unrealized) value
in shares           $NA         $NA       $NA          $NA            $NA
(Market value less
exercise price)(3)

(1) Includes one Executive Officer and one Director of Bancshares and the Bank, a total of 2 persons.

(2)  Market Value is as of date the Options were exercised.

(3) Common Stock of Bancshares is listed on NASDAQ as TBLC. Market Value, as December 31, 1997 is estimated to be $15.13 per share, based on Bancshares management's knowledge of a limited number of trades of Bank Common Stock. The $15.13 Market Value represents the average high and low sales price of known transactions during December, 1997.


         TRANSACTIONS AND RELATIONSHIPS WITH MANAGEMENT

  The Company has had in the past, and expects to have in the future, banking transactions in the ordinary course of business with directors and Executive Officers on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with other persons; and, in the opinion of management, these transactions do not and will not involve more than the normal risk of collectibility or present other unfavorable features.

  Extensions of credit outstanding, both direct and indirect, to Bancshares and Bank directors, their associates and Executive Officers totaled $270,000 at December 31, 1997. The highest amount of loans to such directors, their associates and Executive Officers at any one time during the year was $319,000 which represented 4.27% of the Bank's equity capital.

          ADOPTION OF THE TIMBERLINE BANCSHARES, INC.
                     1998 STOCK OPTION PLAN
                         (PROPOSAL  2)

  Introduction

  On February 12, 1998, the Timberline Bancshares, Inc. 1998 Stock Option Plan (the "Plan") was adopted by the Board of Directors of Timberline Bancshares, Inc. (the "Company") subject to approval by the Company's shareholders. The Plan provides for the granting of options to purchase shares of Company Common Stock ("Common Stock") at option prices per share which must not be less than one hundred percent (100%) of the fair market value per share of Common Stock at the time each option is granted. It is intended that options granted pursuant to the Plan qualify for treatment either as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("Code"), or as "nonqualified stock options," as shall be determined and designated upon the grant of each option. The Plan provides that 300,000 shares of the Company's authorized but unissued Common Stock will be available for issuance under the Plan. The summary below is subject to the provisions of the Plan, a copy of which is attached to this Proxy Statement as Exhibit A.

  The Company currently has no stock option plan and is unable to make any stock option grants to its officers, directors and management level employees. The Board of Directors believes it is advisable for the shareholders to adopt the Plan in order to have options available as an additional means of retaining and attracting competent officers, directors and management level employees for the Company and its subsidiaries, and for inducing high levels of performance and efforts for the benefit of the Company and its shareholders.

  Summary of the Plan

  The Plan will be administered by the Board of Directors. All options under the Plan will be granted at an exercise price of not less than 100 percent of the fair market value of the shares of Common Stock on the date of grant, except for an incentive stock option granted to an optionee who at the time of the grant owns more than 10% of the total combined voting power of all classes of stock of the Company or a subsidiary of the Company in which case the option price shall not be less than 110% of the fair market value of such stock. The purchase price of any shares purchased upon exercise is payable in full in cash or, subject to applicable law, with Common Stock previously acquired by the optionee and held by the optionee for a period of at least six months. The equivalent dollar value of shares used to effect a purchase shall be the fair market value of the Common Stock on the date of exercise.

  Options granted pursuant to the Plan shall be for a term of up to ten (10) years, except for certain incentive stock options described below. Each option shall be exercisable in installments and upon such conditions as the Board of Directors shall determine. Options granted shall vest over a period no greater than five years, and no less than 20% of such option shall vest annually. Optionees shall have the right to exercise all or a portion of the option at any time or from time to time with respect to the vested part of their stock options. If any option shall expire without being exercised in full, the shares will again become available for granting of stock options under the Plan. The Plan shall expire on February 12, 2008.

  Incentive stock options may be granted to full-time salaried officers and management level employees of the Company or a subsidiary. No director who is not also a full-time salaried officer or management level employee may be granted an incentive stock option pursuant to the Plan. No incentive stock option with a term of more than five (5) years may be granted to any person who at the time of grant owns stock possessing more than 10% of the total combined voting power or value of all classes of stock of the Company or a subsidiary of the Company. Nonqualified stock options may be granted to directors, full-time salaried officers and management level employees of the Company or its subsidiaries.

  Tax Consequences to the Optionee

  The following describes, generally, the major federal income tax consequences relating to stock options issued under the Plan. If all of the requirements of the Plan are met, generally no taxable income will result to an optionee upon the grant of an incentive or nonqualified stock option.

  Incentive Stock Options. If the optionee is employed by the Company (or a subsidiary) continuously from the date of grant until at least three months before the option is exercised and otherwise satisfies the requirements of the Plan and applicable law, the optionee will not recognize taxable income upon the exercise of the option. If the optionee is not employed by the Company (or a subsidiary) continuously from the date of grant until at least three months before the option is exercised for reason other than death or disability, the optionee will recognize ordinary income at the time the option is exercised. The Company will be allowed a deduction for federal income tax purposes only if and to the extent that the optionee recognizes ordinary income. Upon exercise of an incentive stock option, the excess of the fair market value of the shares received over the option price at the time of exercise is treated as an item of tax preference which may result in the imposition of the alternative minimum tax.

  On a subsequent sale of shares acquired by the exercise of an incentive stock option, gain or loss will be recognized in an amount equal to the difference between the amount realized on the sale and the optionee's tax basis of the shares sold. If a disposition (generally a sale, exchange, gift or similar lifetime transfer of legal title) of stock received pursuant to an incentive stock option does not take place until more than two years after the grant of such option and more than one year after the exercise of such option, any gain or loss realized on such disposition will be treated as long-term capital gain or loss. Under such circumstances, the Company will not be entitled to a deduction for income tax purposes in connection with the exercise of the option.

  If a disposition of stock received pursuant to an exercise of an incentive stock option occurs within two years after the grant of such option or one year after the exercise of such option, the optionee must treat any gain realized as ordinary income to the extent of the lesser of (i) the fair market value of such stock as of the date of exercise less the option price, or (ii) the amount realized on disposition of the stock less the option price. Such ordinary income realized is deductible by the Company for federal income tax purposes. Any additional amount realized on the disposition will be taxable as either long-term or short-term capital gain, depending on the holding period.

  Nonqualified Stock Options. In general, when an optionee exercises a nonqualified stock option, the optionee recognizes ordinary income in the amount of the excess of the fair market value of the shares received upon exercise over the aggregate amount paid for those shares, and the Company may deduct as an expense the amount of income so recognized by the optionee. For capital gains purposes, the holding period of the shares begins upon the exercise of the option, and the optionee's basis in the shares is equal to the fair market value of the shares on the date of exercise.

  If, upon exercise of a nonqualified option, the optionee pays all or part of the purchase price by delivering to the Company shares of already-owned stock, there are no federal income tax conse-quences to the optionee or the Company to the extent of the number of shares so delivered. As to any additional shares issued, the optionee recognizes ordinary income equal to the aggregate fair market value of the additional shares received, less any cash paid to the Company, and the Company is allowed to deduct as an expense the amount of such income.

  For purposes of calculating tax upon disposition of the shares acquired, the holding period and basis of the new shares, to the extent of the number of old shares delivered, is the same as for those old shares. The holding period for the additional shares begins on the date the option is exercised, and the basis in those additional shares is equal to the taxable income recognized by the optionee, plus the amount of any cash paid to the Company.

  Upon a subsequent disposition of the shares received on exercise, the difference between the amount realized on such disposition and the fair market value of the shares on the date of exercise generally will be treated as a separate capital gain or loss.

  Excise Tax. In addition, the exercise of outstanding options that become exercisable upon certain major corporate events may result in all or a portion of the difference between the fair market value of the option shares and the exercise price of any shares issuable in respect to such options being characterized "parachute payments." A 20% excise tax is imposed on the optionee on any amount so characterized and the Company will be denied any tax deduction for such amount.

  Withholding Taxes. The Company is generally required to withhold applicable payroll taxes with respect to compensation income recognized by optionees. The Company is also generally required to make certain information reports to the Internal Revenue Service with respect to any income of an optionee attributable to transactions involving the grant or exercise of options and/or the disposition of shares acquired on exercise of options.

  Other Terms and Conditions

  Options under the Plan shall not be transferable by the optionee during the optionee's lifetime. In the event of termination of employment or cessation as a director as a result of the optionee's death or disability, to the extent exercisable on the date employment or directorship terminates, the option shall remain exercisable for up to one (1) year (but not beyond the end of the original option term) by the disabled optionee or, in the event of death of the optionee, by the person or persons to whom rights under the option shall have passed by will or the laws of descent and distribution. In addition, if an optionee dies during the three month period referred to below, the option shall expire one year after the date of such death or the date the option expires whichever is earlier.

  If an optionee's employment is terminated, unless termination was for cause or if an optionee's directorship is terminated, the optionee shall have the right, for a three-month period after such termination, to exercise that portion of the option which was exercisable immediately prior to such termination. If an optionee's employment is terminated for cause (which shall include malfeasance or gross misfeasance in the performance of duties or conviction of a crime involving moral turpitude), the option shall expire within 30 days of the date of termination. However, in no event may the option be exercised after the end of the original option term.

  In the event of certain changes in the outstanding Common Stock, such as stock dividends, stock splits, recapitalization, reclassification, reorganization, merger, stock consolidation or otherwise, appropriate and proportionate adjustments shall be made in the number, kind and exercise price of shares covered by any unexercised options or portions thereof. In the event of a liquidation of the Company or upon a reorganization, merger or consolidation of the Company with one or more corporations, the result of which the Company is not the surviving corporation or the Company becomes a subsidiary of another corporation, a sale of substantially all of the assets of the Company to another corporation, or upon a sale representing more than 80% of equity securities voting power of the Company to any person or entity (any one of which shall be referred to as a "Terminating Event"), the Plan shall terminate and all options theretofore granted shall completely vest and become immediately exercisable. All outstanding options not exercised by the time of the Terminating Event shall at such time terminate. However, any options not exercised at the time of a Terminating Event shall not terminate if they have been assumed or substituted by the successor corporation.

  The Board of Directors reserves the right to suspend, amend or terminate the Plan, and, with the consent of the optionee, make such modifications of the terms and conditions of his/her option as it deems advisable, except that the Board of Directors may not, without further approval of a majority of the shareholders, increase the maximum number of shares covered by the Plan, change the minimum option price, increase the maximum term of options under the Plan or permit options to be granted to anyone other than a director, officer or management level employee.

  No option granted pursuant to the Plan shall be exercisable until all necessary regulatory and shareholder approvals are obtained. No grants under the Plan have been made; however, it is anticipated that options may be granted to directors and executive officers of the Company in the near future.





  THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" ADOPTION OF THE TIMBERLINE BANCSHARES, INC. 1998 STOCK OPTION PLAN

   RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTS
                          (PROPOSAL 3)

  The Board of Directors of Bancshares has selected the Firm of Carlson, Pavlik and Drageset, Yreka, California as the Company's independent Certified Public Accountants to examine the financial statements of Bancshares and the Bank for the year ended December 31, 1998. The firm is to report on the Company's consolidated balance sheets and related consolidated statements of income, consolidated statements of cash flow, and consolidated changes in shareholder's equity and to perform such other appropriate accounting services as may be required by the Board of Directors.

  Carlson, Pavlik and Drageset has advised the Company that neither the accounting firm nor any of its members or associates has any direct financial interest in or any connection with Bancshares or the Bank other than as independent public auditors. It is not expected that representatives of Carlson, Pavlik and Drageset will be present at the Annual Meeting of Shareholders.

  The fee arrangement between Carlson, Pavlik and Drageset and the Company is based on rates and terms customary in their practice.



  THE BOARD OF DIRECTORS RECOMMENDS THAT THE FIRM OF CARLSON, PAVLIK AND DRAGESET BE RATIFIED AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE YEAR ENDED DECEMBER 31, 1998.

                   PROPOSALS OF SHAREHOLDERS

  From time to time, individual shareholders may wish to submit proposals which they believe should be voted upon by the shareholders. The Securities and Exchange Commission has adopted regulations which govern the inclusion of such proposals in Bancshares' annual proxy materials. No such proposals were submitted for the 1998 Annual Meeting. Shareholder proposals intended to be presented at the 1999 Annual Meeting of Shareholders must be received by Bancshares at its executive offices not later than January 11, 1999 (which is 120 days prior to the expected date of next year's Annual Meeting of Shareholders) in order to be eligible for inclusion in Bancshares' Proxy Ballot and Proxy Statement for that annual meeting.

  Shareholders may also nominate candidates for director, provided that such nominations are made in writing and received by Bancshares at its executive offices not prior to March 12, 1999 nor later than April 23, 1999 (which is 60 and 21 days respectively, prior to the expected date of next year's Annual Meeting of Shareholders). In accordance with Article 3, Section 16 of Bancshares' Bylaws, nominations for election of members of the Board of Directors must meet certain requirements. Nomination may be made by the Board of Directors or by any shareholder of any outstanding class of capital stock of Bancshares entitled to vote for the election of directors. Notice of intention to make any nominations shall be made in writing and shall be delivered or mailed to the President of Bancshares not less than 21 days nor more than 60 days prior to any meeting of shareholders called for the election of directors. Such notification shall contain the following information to the extent known to the notifying shareholder; (a) the name and address of each proposed nominee, (b) the principal occupation of each proposed nominee, (c) the number of shares of capital stock of Bancshares owned by each proposed nominee, (d) the name and residence address of the notifying shareholder, and (e) the number of shares of capital stock of Bancshares owned by the notifying shareholder.
  Nominations not made in accordance with these provisions may, in the discretion of the chairman of the meeting, be disregarded and upon the chairman's instructions, the inspectors of the election can disregard all votes cast for each such nominee.

                 ACTION WITH REGARD TO REPORTS

  Action taken at the 1998 Annual Meeting to approve the minutes of the last Annual Meeting does not constitute approval or disapproval of any of the matters referred to in such minutes.


                         OTHER BUSINESS

  Management of Bancshares knows of no other business to be presented at the Annual Meeting. If other matters should properly come before the Annual Meeting or any adjournment thereof, a vote may be cast pursuant to the accompanying Proxy in accordance with the judgement of the person or persons voting the same.


                                 By Order of the Board of Directors




                                 Richard S. Day
                                 Secretary


  Yreka, California
  Dated:  April 10, 1998